UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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CLEARWATER INVESTMENT TRUST
(Name of Registrant as Specified in Its Charter)

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Clearwater Investment Trust
2000 Wells Fargo Place
30 East 7th Street
St. Paul, Minnesota 55101-4930

December 5, 2017

Dear Shareholder,

In a supplement to the prospectus of the Clearwater Small Companies Fund (the “Fund”) dated September 21, 2017, and sent to you shortly thereafter, the Clearwater Investment Trust described the termination of one subadviser and the hiring of two new subadvisers to the Fund. The termination of Keeley-Teton Advisors, LLC (“Keeley-Teton”) and the hiring of Cooke & Bieler, L.P. (“Cooke & Bieler”) and Pzena Investment Management, LLC (“Pzena”) were approved by the Clearwater Investment Trust Board of Trustees on September 8, 2017.

We are now providing to you what is commonly referred to as an “Information Statement,” which provides you with additional information regarding Cooke & Bieler and Pzena, as well as the factors considered by the Board of Trustees in approving the subadvisory agreements with these two firms.

This Information Statement does not require any action by you as a shareholder, but I encourage you to read this material and inform your Financial Consultant at Fiduciary Counseling, Inc. if you have any questions.

Sincerely,

Justin H. Weyerhaeuser
President and Treasurer
Clearwater Investment Trust

Clearwater Investment Trust
Clearwater Small Companies Fund
December 5, 2017
Information Statement Regarding New Investment Subadvisory Agreements with
Cooke & Bieler, L.P. and Pzena Investment Management, LLC, and
Termination of Investment Subadvisory Agreement with Keeley-Teton Advisors, LLC

This Information Statement is being furnished on behalf of the Board of Trustees (the “Trustees”) of the Clearwater Investment Trust (the “Trust”) to inform shareholders of the Clearwater Small Companies Fund (the “Fund”) as to the hiring of two new subadvisers of the Fund and the termination of a subadvisory agreement with a previous subadviser. In connection with the hiring of the new subadvisers, the Trustees approved two new subadvisory agreements among the Trust, Clearwater Management Co., Inc. (“CMC”), and each of Cooke & Bieler, L.P. (“Cooke & Bieler”) and Pzena Investment Management, LLC (“Pzena”), respectively (collectively, the “New Subadvisory Agreements”). The hiring of each subadviser was approved by the Trustees upon the recommendation of CMC, which serves as investment adviser to the Fund. In connection with the termination of the previous subadviser, the Trustees approved the termination of the subadvisory agreement among the Trust, CMC and Keeley-Teton Advisors, LLC (“Keeley-Teton”) (the “Terminated Subadvisory Agreement”). The termination of Keeley-Teton was approved by the Trustees upon the recommendation of CMC. The hiring and termination of these subadvisers by the Trustees was done without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “Commission”) granted to the Trust and CMC on November 14, 2001 (the “Exemptive Order”).

This Information Statement is being mailed on or about December 5, 2017, to shareholders of record of the Fund as of December 4, 2017. This Information Statement requires NO ACTION from you as a shareholder.

INTRODUCTION

CMC is the investment adviser to the series of the Trust, including the Fund. CMC and the Fund’s Trustees have delegated responsibility for managing the assets in the Fund’s investment portfolio to certain subadvisers. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that shareholders of a mutual fund approve investment advisory or subadvisory agreements to the mutual fund. However, the Exemptive Order permits the Trust and CMC, subject to certain conditions, and subject to approval by the Trustees, to hire and retain, or to terminate, unaffiliated subadvisers without shareholder approval. Therefore, CMC and the Trust may hire, terminate, or replace subadvisers to the Fund that are unaffiliated with the Trust or CMC without shareholder approval. CMC and the Trust may also materially amend subadvisory agreements without obtaining shareholder approval.

Consistent with the Exemptive Order, at a meeting held on September 8, 2017, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust or of CMC, as defined under the 1940 Act (collectively, the “Independent Trustees”), approved the New Subadvisory Agreements. As discussed later in this Information Statement, the Trustees carefully considered each subadvisory arrangement and concluded that the approval of each of these agreements was in the best interests of the Fund and its shareholders. Additionally, at the same meeting, the Trustees, including a majority of the Independent Trustees, approved the termination of the Terminated Subadvisory Agreement.

As a condition to relying on the Exemptive Order, the Trust and CMC are required to furnish the Fund’s shareholders with information about Cooke & Bieler and Pzena within ninety days from the date on which they were hired. This Information Statement is intended to provide such information, as well as additional details of the New Subadvisory Agreements.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER

CMC is a privately-owned corporation organized under the laws of the State of Minnesota, and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CMC serves as the Fund’s investment adviser pursuant to the management contract between the Fund and CMC, dated March 1, 1998 and as amended time to time. CMC has been in the investment management business since 1987. CMC’s address is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101. Pursuant to the Exemptive Order, subject to the approval of the Trustees, CMC may select subadvisers to serve as portfolio managers of the funds it manages or materially modify an existing subadvisory agreement without obtaining shareholder approval of a new or amended subadvisory agreement. CMC has ultimate responsibility to oversee and to recommend the hiring, termination and replacement of any subadviser. As a result, CMC selects and supervises subadvisers for the Fund and administers the Fund’s business operations. Under its management contract with the Fund, CMC is also responsible for paying directly all expenses of the Fund other than commissions and other charges related to the purchase and sale of portfolio securities and other assets, taxes, interest and extraordinary expenses, including without limitation litigation expenses. Pursuant to the management contract, the Trust compensates CMC for these services to the Fund by paying CMC an annual advisory fee of 1.35% of the average daily net assets under management. As of the date of this Information Statement, CMC is voluntarily waiving a portion of its annual advisory fee, and is being compensated at the rate of 1.03% of the average daily net assets under management.

William Driscoll is CMC’s Chairman, President and Treasurer and also serves as a director of CMC. William T. Weyerhaeuser is CMC’s Vice President and Secretary and also serves as a director of CMC. The other directors of CMC are: Philip W. Pascoe, Elizabeth D. Hlavka, Samuel B. Carr, Jr., Catherine L. Weyerhaeuser, Frank W. Piasecki, Daniel C. Titcomb, Vivian W. Day, and Courtland B. Cunningham. Stephen G. Simon is Chief Compliance Officer of CMC. The address of each director and officer is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101.

COOKE & BIELER

Cooke & Bieler is an investment adviser registered under the Advisers Act. Cooke & Bieler was founded in 1949. Cooke & Bieler’s principal office is located at 1700 Market Street, Suite 3222, Philadelphia, PA 19103. Cooke & Bieler is an independent firm owned by its partners, one of whom is a passive external minority partner.

Cooke & Bieler was approved by the Trustees to serve as a subadviser to the Fund at a meeting of the Trustees held on September 8. 2017. Cooke & Bieler is not affiliated with CMC or the Trust. Cooke & Bieler will perform its duties and provide services subject to the oversight and supervision of CMC.

Fees payable to Cooke & Bieler under the Investment Subadvisory Agreement dated as of September 11, 2017, among the Trust, CMC and Cooke & Bieler (the “Cooke & Bieler Agreement”) are calculated and accrued daily upon the average daily net assets of the Fund under Cooke & Bieler’s management and are paid quarterly by CMC. Cooke & Bieler is compensated out of the fees CMC receives from the Fund. CMC will pay the following fee based on the Fund’s average daily net assets under Cooke & Bieler’s management: 1.00% on the first $15 million, 0.765% on the next $20 million, 0.7225% on the next $25 million and 0.68% over $60 million.

Cooke & Bieler provides similar advisory services to other registered investment companies as described in the table below.

Name of Fund	Approximate Fund Assets Attributable to Cooke & Bieler as of June 30, 2017	Advisory Fee (annually, as % of daily net assets)	Waiver of Advisory Fee
Multi-Manager Small Cap Value Fund	$329.2 million	Fees paid to all subadvisers in the Fund average 0.44%	N/A

Cooke & Bieler is organized as a limited partnership. Firm-level decisions are coordinated by a three-member Management Committee, elected by and responsible to the partners. The partnership is owned by 12 internal partners, who own approximately 80% of the firm, and one outside passive investor. No individual partner has more than a 25% share in the partnership.

PZENA

Pzena is an investment adviser registered under the Advisers Act. Pzena is a Delaware limited liability company formed in 1995. Pzena’s principal office is located at 320 Park Avenue, 8th Floor, New York, NY 10022. The ownership structure of Pzena consists of a holding company and sole managing member, Pzena Investment Management, Inc. (“PIM Inc.”), employee members, and other non-employee members including former employees and a director of PIM Inc. As of June 30, 2017, through direct and indirect interests, five executive officers; 39 other employee members; and certain other members of Pzena, including one director of PIM Inc., his related entities, and certain former employees, collectively held 54.2%, 4.6%, and 15.9% of the economic interests in Pzena, respectively. Approximately 25.3% of Pzena was publicly owned through PIM Inc., a publicly traded company.

Pzena was approved by the Trustees to serve as a subadviser to the Fund at a meeting of the Trustees held on September 8, 2017. Pzena is not affiliated with CMC or the Trust. Pzena will perform its duties and provide services subject to the oversight and supervision of CMC.

Fees payable to Pzena under the Investment Subadvisory Agreement dated as of September 11, 2017, among the Trust, CMC and Pzena (the “Pzena Agreement”) are calculated and accrued daily upon the average daily net assets of the Fund under Pzena’s management and are paid quarterly by CMC. Pzena is compensated out of the fees CMC receives from the Fund. CMC will pay the following fee based on the Fund’s net assets under Pzena’s management: 1.00%.

Pzena provides similar advisory services to other registered investment companies as described in the table below.

Name of Fund	Approximate Fund Assets Attributable to Pzena as of June 30, 2017	Advisory Fee (annually, as % of daily net assets)	Waiver of Advisory Fee
HC Capital Trust Small Capitalization – Mid Capitalization Equity Portfolio	$7.3 million	1.00%	N/A
HC Capital Trust Institutional Small Capitalization – Mid Capitalization Equity Portfolio	$8.1 million	1.00%	N/A

The names and principal occupations of the principal executive officers of Pzena are listed below. The address of each principal executive officer is 320 Park Avenue, 8th Floor, New York, NY 10022.

Name	Title

Richard Pzena	Founder, Co-Chief Investment Officer, Managing Principal, Portfolio Manager

John Goetz	Managing Principal, Co-Chief Investment Officer, Portfolio Manager

William Lipsey	Managing Principal, President, Head of Business Development & Client Service

Gary Bachman	Managing Principal, Chief Operating Officer

APPOINTMENT OF COOKE & BIELER AND PZENA AS SUBADVISERS TO THE FUND

At the meeting on September 8, 2017, the Trustees approved the appointment of Cooke & Bieler and Pzena as subadvisers to the Fund. Cooke & Bieler and Pzena began to manage assets of the Fund, as allocated to each entity respectively, on September 22, 2017. Kennedy Capital Management, Inc. will continue to serve as subadviser to the Fund.

COMPARISON OF THE SUBADVISORY AGREEMENTS

The New Subadvisory Agreements have the same material terms, except where noted herein. Collectively, Cooke & Bieler and Pzena are referred to herein as the “New Subadvisers.”

The New Subadvisory Agreements were approved by the Trustees on September 8, 2017. The New Subadvisory Agreements each have an initial term of two years from the effective date. Thereafter, continuance of the New Subadvisory Agreements shall be subject to the specific approval, at least annually, of a vote of the majority of outstanding voting securities (as that term is defined in the 1940 Act) of the Fund, or by the Trustees, as well as the approval by a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval. The Terminated Subadvisory Agreement contained a similar provision.

The New Subadvisory Agreements may be terminated by: (i) CMC at any time without penalty, upon 60 days’ written notice to the New Subadviser and the Trust; (ii) the Trust at any time without penalty, upon the vote of a majority of the Trustees or a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to CMC and the New Subadviser; or (iii) by a New Subadviser at any time without penalty, upon 60 days’ written notice to CMC and the Trust. The Terminated Subadvisory Agreement contained similar provisions, but provided that the Terminated Subadvisory Agreement could be terminated by: (i) CMC or the Trust at any time, upon not more than 60 days’ nor less than 30 days’ written notice to Keeley-Teton; or (ii) Keeley-Teton at any time, upon not less than 120 days’ written notice to CMC and the Trust. Each of the New Subadvisory Agreements and the Terminated Subadvisory Agreement provides for automatic termination in the event of its assignment or if the management contract between the Trust and CMC terminates.

Under the terms of the New Subadvisory Agreements, each of the New Subadvisers furnishes a continuous investment program for the assets of the Fund allocated to that New Subadviser, subject to: (i) the supervision of the Trustees and CMC; and (ii) the investment objective, policies and restrictions, as stated in the Fund’s registration statement filed with the Commission. The Terminated Subadvisory Agreement contained similar provisions.

The New Subadvisory Agreements provide that each New Subadviser will assist the custodian and portfolio accounting agent for the Trust in determining or confirming the value of any portfolio securities or other assets of the Trust allocated to such New Subadviser for which the custodian and portfolio accounting agent seek assistance from, or identify for review by, the New Subadviser. The Terminated Subadvisory Agreement contained a similar provision.

Each New Subadvisory Agreement allows the New Subadviser to employ or associate itself with any such entities or persons as the New Subadviser believes necessary to assist it in carrying out its obligations, but prohibits the New Subadviser from retaining as a subadviser any company that would be an “investment adviser” as that term is defined in the 1940 Act unless the contract with such subadviser is approved by a majority of both the Trustees and the Independent Trustees and is also approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act. The Terminated Subadvisory Agreement did not contain a similar provision.

Each New Subadvisory Agreement requires that in effecting a security or other transaction, each New Subadviser will seek to obtain the best execution for the Fund, taking into account the factors specified in the Fund’s Prospectus and Statement of Additional Information. The Terminated Subadvisory Agreement required Keeley-Teton to seek the most favorable execution and net price available, except as otherwise provided in the Terminated Subadvisory Agreement. Further, consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the New Subadvisory Agreements allow a New Subadviser to place orders for the purchase and sale of portfolio securities with a broker-dealer who may charge in excess of what another broker-dealer would charge for the same transaction, provided that the New Subadviser has determined, in the exercise of its fiduciary obligations to the Trust, that such difference in price is reasonably justified by other aspects of the portfolio execution services offered by the broker-dealer, and subject to any policies of the Trustees. The Terminated Subadvisory Agreement contained a similar provision.

As compensation for the services performed by each New Subadviser, CMC shall pay Cooke & Bieler and Pzena, out of the advisory fee it receives with respect to the Fund, a fee on a quarterly basis. The Terminated Subadvisory Agreement contained similar provisions. Each New Subadvisory Agreement includes a provision whereby the New Subadviser represents that the fee rate is equal to or lower than the lowest fee rate contracted by the New Subadviser with respect to United States registered investment company sub-advisory relationships of comparable size that are managed pursuant to a similar strategy as the assets of the Fund allocated to the New Subadviser. In addition, the provision states that if the New Subadviser in the future agrees to provide sub-advisory services to a United States registered investment company account that (i) is managed pursuant to a similar strategy as its portion of the Fund, and (ii) is subject to a fee schedule that provides compensation to the New Subadviser based on assets with a dollar value equal to or less than the dollar value of its portion of the Fund, at a rate that is lower than the fee rate applicable to the Fund, the New Subadviser shall promptly notify CMC and offer to manage its portion of the Fund at such lower fee rate. The Terminated Subadvisory Agreement did not contain a similar provision.

A description of the subadvisory fees to be paid by CMC to each of Cooke & Bieler and Pzena is included in the relevant summary discussion of each New Subadviser above. Under the Terminated Subadvisory Agreement, CMC paid Keeley-Teton 1.00% of the first $2 million, 0.85% of the next $8 million and 0.70% above $10 million of the Fund’s average daily net assets under Keeley-Teton’s management.

Each New Subadvisory Agreement states that, except as may be required by the 1940 Act or the rules thereunder or other applicable law, the New Subadviser shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the New Subadvisory Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the New Subadviser’s duties under, or by reckless disregard of the New Subadviser’s obligations and duties under, the New Subadvisory Agreement. The Terminated Subadvisory Agreement contained a similar provision.

Pursuant to the New Subadvisory Agreements, CMC agrees to indemnify and hold harmless each New Subadviser, any affiliated person of the New Subadviser and each person who controls the New Subadviser against any and all losses, claims, damages, liabilities or litigation which may be based upon: (i) CMC’s willful misfeasance, bad faith or gross negligence in the performance of CMC’s duties, or reckless disregard of its obligations and duties, under the New Subadvisory Agreement, or by any of its employees or representatives or any affiliate of, or any person acting on behalf of, CMC; or (ii) any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, CMC that is contained in the Fund’s registration statement or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to CMC and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to CMC, the Trust or to any affiliated person of CMC by an indemnified person of the New Subadviser. The New Subadvisory Agreements also state that each New Subadviser agrees to indemnify and hold harmless CMC, any affiliated person of CMC and each person who controls CMC and the Trust against any and all losses, claims, damages, liabilities or litigation which may be based upon: (i) the New Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of the New Subadviser’s duties, or reckless disregard of its obligations and duties, under the New Subadvisory Agreement, or by any of its employees or representatives or any affiliate of, or any person acting on behalf of, the New Subadviser; (ii) failure to manage the assets of the Fund allocated to the New Subadviser in accordance with Subchapter M of the Internal Revenue Code (the “Code”); or (iii) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the New Subadviser and was required to be stated therein or necessary to make the statements therein not misleading, where such statement or omission was made in reliance upon information furnished to CMC, the Trust, or an affiliate of CMC or the Trust by the New Subadviser or any affiliated person of the New Subadviser. Pursuant to each New Subadvisory Agreement, neither CMC nor the New Subadviser is responsible for indemnifying the other where the other’s liability stems from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties, under the New Subadvisory Agreement. The Terminated Subadvisory Agreement did not contain similar provisions.

The New Subadvisory Agreements provide that each New Subadviser will pay all expenses incurred by it and its staff for their activities in connection with its portfolio management duties under the New Subadvisory Agreement, and further lists the expenses of the Trust’s operations for which CMC and the Trust are responsible. The Terminated Subadvisory Agreement did not contain similar provisions.

The New Subadvisory Agreements provide that the records maintained by the New Subadvisers for the Fund are the property of the Trust. The New Subadvisers agree to surrender promptly to the Trust any of such records upon the Trust’s or CMC’s request. The New Subadvisory Agreements also require the subadviser to maintain records in accordance with Rule 31a-1 under the 1940 Act and Rule 204-2 under the Advisers Act for the period specified in Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, respectively. The Terminated Subadvisory Agreement did not contain similar provisions.

The Cooke & Bieler Agreement provides that Cooke & Bieler will, absent contrary instructions received in writing from the Trust, vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with applicable fiduciary obligations. The Pzena Agreement provides that Pzena will, absent contrary instructions received in writing from the Trust, vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with its proxy voting policy and applicable fiduciary obligations. The Terminated Subadvisory Agreement did not contain similar provisions.

The New Subadvisory Agreements require that each New Subadviser reasonably assist CMC and the Trust in complying with the Trust’s obligations under Rule 38a-1 of the 1940 Act. As part of this requirement, each New Subadviser is responsible for providing such information about and independent third-party reports (if available) in connection with the New Subadviser’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act to the Trust’s chief compliance officer, as well as reports on any material changes to, or material deficiencies with, that compliance program. Each New Subadviser is further required to notify CMC in the event of certain actions by the Commission (or the commencement of proceedings that may result in such actions), which materially limit the New Subadviser’s activities, functions or operations, including censuring or revoking the registration of the New Subadviser as an investment adviser, or when the New Subadviser reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Code. Similarly, CMC is required to notify the New Subadviser in the event of certain actions by the Commission (or the commencement of proceedings that may result in such actions), including censuring CMC or the Trust, placing limitations upon either of their activities, functions or operations, or revoking the registration of CMC as an investment adviser, or when CMC reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Code. The Terminated Subadvisory Agreement did not contain similar provisions.

CMC’S RECOMMENDATION AND THE TRUSTEES’ DECISION REGARDING COOKE & BIELER

CMC recommended to the Trustees that they approve the Cooke & Bieler Agreement with respect to the Fund. CMC made the recommendation based upon, among other factors: the qualifications and performance of Cooke & Bieler’s investment team, Cooke & Bieler’s research and investment process and the belief that its investment strategies will complement the strategies of the Fund’s other subadvisers.

During a meeting held in September 2017, the Trustees met in person with representatives of Cooke & Bieler and received a presentation discussing Cooke & Bieler’s investment philosophy and process, past performance, subadvisory experience, investment team, compensation structure and risk management limits.  In advance of the meeting on September 8, 2017, the Trustees received written information that included: information as to the proposed allocation of assets among the Fund’s subadvisers, and a summary of information about Cooke & Bieler, including its investment professionals, process, philosophy, portfolio construction, past performance and proposed subadvisory fees. In addition, at the meeting on September 8, 2017, the Trustees received information from the Trust’s Chief Compliance Officer as to his review of Cooke & Bieler’s Code of Ethics, Form ADV and compliance program. At this meeting, counsel to the Fund and Trustees reviewed with the Trustees the various factors relevant to their consideration of the Cooke & Bieler Agreement and the Trustees’ responsibilities related to their review. The Trustees reviewed and analyzed the factors that the Trustees deemed relevant with respect to Cooke & Bieler. These factors included the nature, quality, and extent of the services to be provided to the Fund by Cooke & Bieler; Cooke & Bieler’s investment process; Cooke & Bieler’s historical performance record for its small cap value strategy; the qualifications and experience of the investment professionals who would be responsible for the management of their allocation of the Fund’s assets; and Cooke & Bieler’s overall resources. The following is a description of certain of the factors relevant to the Trustees’ decision to approve the Cooke & Bieler Agreement.

Nature, Extent, and Quality of Services: The Trustees considered the specific investment processes Cooke & Bieler would use in managing its allocation of the Fund’s assets. The Trustees looked at the qualifications of Cooke & Bieler’s investment team who would be responsible for managing its allocation of the Fund’s assets. The Trustees concluded that the nature, extent, and quality of the subadvisory services expected to be provided by Cooke & Bieler were appropriate for the Fund.

Investment Performance: The Trustees discussed the performance record for the strategy Cooke & Bieler would use in managing its allocation of the Fund’s assets as compared to its strategy benchmark and the Fund’s benchmark. The Trustees noted that the strategy’s performance compared favorably to its strategy benchmark for the period since its inception in August 2008. The Trustees concluded that this data supported the decision to approve the Cooke & Bieler Agreement.

Subadvisory Fee: The Trustees evaluated the proposed subadvisory fee schedule, which was negotiated at arm’s length by CMC. The Trustees noted that the fee schedule was competitive with the discretionary active manager that currently subadvises the Fund and the other proposed subadviser. The Trustees also noted that CMC, not the Fund, would pay the subadvisory fee to Cooke & Bieler. The Trustees concluded that the proposed subadvisory fee schedule was reasonable given the nature, extent and quality of the subadvisory services to be performed by Cooke & Bieler.

Benefits to the Subadviser: The Trustees considered the ancillary benefits that could accrue to Cooke & Bieler due to its relationship with the Fund and noted that the relationship would be limited to the provision of subadvisory services. The Trustees concluded that no significant ancillary benefits would result from the Cooke & Bieler Agreement.

Profitability: The Trustees considered that Cooke & Bieler is an independent firm and that the subadvisory fee to be charged is the result of arm’s length bargaining between Cooke & Bieler and CMC.

Economies of Scale: The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Cooke & Bieler and that the Trustees consider on an annual basis whether economies of scale might be realized by CMC as the Fund’s assets grow and whether there also might be benefits from such growth for the Fund’s shareholders.

Other Considerations: The Trustees considered CMC’s judgment and recommendation that adding Cooke & Bieler as a subadviser would add value to the Fund’s shareholders and would be complementary to both the existing and proposed subadvisers.

Conclusion: After full consideration of the factors described above along with other information, with no single factor identified as being of paramount importance, the Trustees, including a majority of Independent Trustees, concluded that the approval of the Cooke & Bieler Agreement was in the best interests of the Fund and its shareholders and approved the Cooke & Bieler Agreement, with the proposed fee to be paid by CMC out of its management fee.

CMC’S RECOMMENDATION AND THE BOARD OF TRUSTEES’ DECISION REGARDING PZENA

CMC recommended to the Trustees that they approve the Pzena Agreement with respect to the Fund. CMC made the recommendation based upon, among other factors: the qualifications and performance of Pzena’s investment team, Pzena’s research and investment process and the belief that its investment strategies will complement the strategies of the Fund’s other subadvisers.

During a meeting held in September 2017, the Trustees met in person with representatives of Pzena and received a presentation discussing Pzena’s ownership structure, investment philosophy and process and past performance. In advance of the meeting on September 8, 2017, the Trustees received written information that included: information as to the proposed allocation of assets among the Fund’s subadvisers, and a summary of information about Pzena, including its investment professionals, process, philosophy, past performance and proposed subadvisory fees. In addition, at the meeting on September 8, 2017, the Trustees received information from the Trust’s Chief Compliance Officer as to his review of Pzena’s Code of Ethics, Form ADV, and compliance program. At this meeting, counsel to the Fund and Trustees reviewed with the Trustees the various factors relevant to their consideration of the Pzena Agreement and the Trustees’ responsibilities related to their review. The Trustees reviewed and analyzed the factors that the Trustees deemed relevant with respect to Pzena. These factors included the nature, quality, and extent of the services to be provided to the Fund by Pzena; Pzena’s investment process; performance data for Pzena’s strategy; the qualifications and experience of the investment professionals who would be responsible for the management of their allocation of the Fund’s assets; and Pzena’s overall resources. The following is a description of certain of the factors relevant to the Trustees’ decision to approve the Pzena Agreement.

Nature, Extent, and Quality of Services: The Trustees considered the specific investment processes Pzena would use in managing its allocation of the Fund’s assets. The Trustees looked at the qualifications of Pzena’s investment team who would be responsible for managing its allocation of the Fund’s assets. The Trustees concluded that the nature, extent, and quality of the subadvisory services expected to be provided by Pzena were appropriate for the Fund.

Investment Performance: The Trustees discussed Pzena’s performance record for the strategy it would use in managing its allocation of the Fund’s assets as compared to its strategy benchmark and the Fund’s benchmark. The Trustees noted that the strategy’s performance compared favorably to its strategy benchmark for the period since its inception in January 1996. The Trustees concluded that this data supported the decision to approve the Pzena Agreement.

Subadvisory Fee: The Trustees evaluated the proposed subadvisory fee schedule, which was negotiated at arm’s length by CMC. The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Pzena. The Trustees concluded that the proposed subadvisory fee schedule was reasonable given the nature, extent and quality of the subadvisory services to be performed by Pzena.

Benefits to the Subadviser: The Trustees considered the ancillary benefits that could accrue to Pzena due to its relationship with the Fund and noted that the relationship would be limited to the provision of subadvisory services. The Trustees concluded that no significant ancillary benefits would result from the Pzena Agreement.

Profitability: The Trustees considered that Pzena is an independent firm and that the subadvisory fee to be charged is the result of arm’s length bargaining between Pzena and CMC.

Economies of Scale: The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Pzena and that the Trustees consider on an annual basis whether economies of scale might be realized by CMC as the Fund’s assets grow and whether there also might be benefits from such growth for the Fund’s shareholders.

Other Considerations: The Trustees considered CMC’s judgment and recommendation that adding Pzena as a subadviser would add value to the Fund’s shareholders and would be complementary to both the existing and proposed subadvisers.

Conclusion: After full consideration of the factors described above along with other information, with no single factor identified as being of paramount importance, the Trustees, including a majority of Independent Trustees, concluded that the approval of the Pzena Agreement was in the best interests of the Fund and its shareholders and approved the Pzena Agreement, with the proposed fee to be paid by CMC out of its management fee.

GENERAL INFORMATION

Fund Custodian and Accounting Services Agent: The Fund’s Custodian and Accounting Services Agent is The Northern Trust Company, which is located at 50 South LaSalle Street, Chicago, Illinois 60603. The Trust, on behalf of the Fund, entered into a Custody Agreement and a Fund Administration and Accounting Services Agreement, each dated as of December 3, 2010 and amended April 27, 2012, pursuant to which The Northern Trust Company provides various services for the Fund, including custody, accounting, maintenance of certain Fund records, and calculation of the Fund’s net asset value.

Principal Underwriting Arrangements: The Fund does not have a Principal Underwriter.

Affiliated Brokerage Transactions: For the fiscal year ended December 31, 2016, the Fund did not pay any commission to any affiliated brokers.

Record or Beneficial Ownership: As of June 30, 2017, the fund had 16,805,183.283 total shares outstanding and no persons or entities owned 5% or more of the outstanding shares of the Fund.

As of June 30, 2017, the executive officers and Trustees of the Trust owned the following outstanding shares of the Fund:

Name of Beneficial Owner	Title of Class*	Amount and nature of beneficial ownership	Percent of Class*
Sara G. Dent 30 E. 7th Street St. Paul, MN 55101	N/A	43.788 (sole voting and investment control) 202,994.360 (as beneficiary of trust(s))	1.21%
James E. Johnson 30 E. 7th Street St. Paul, MN 55101	N/A	10,514.250 (sole voting and investment control)	**
Charles W. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	29,673.127 (sole voting and investment control) 50,226.202 (as beneficiary of trust(s))	**
Laura E. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	21,342.366 (sole voting and investment control)	**
E. Rodman Titcomb, Jr. 30 E. 7th Street St. Paul, MN 55101	N/A	17,890.392 (sole voting and investment control) 29,974.781 (as beneficiary of trust(s))	**
Lindsay R. Schack 30 E. 7th Street St. Paul, MN 55101	N/A	2,372.219 (sole voting and investment control)	**

Name of Beneficial Owner	Title of Class*	Amount and nature of beneficial ownership	Percent of Class*
David M. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	30,770.118 (sole voting and investment control) 30,446.715 (as beneficiary of trust(s))	**
Justin H. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	10,847.095 (sole voting and investment control) 66,394.000 as beneficiary of trust(s))	**
All executive officers and Trustees as a group	N/A	503,489.418	3.00%

*The Fund does not offer separate classes of shares. The percentage provided represents the percentage of ownership of the total outstanding shares of the Fund.

 **The beneficial owner owned less than 1% of the total outstanding shares of the Fund.

HOUSEHOLDING

Only one copy of this Information Statement may be sent to households, even if more than one person in a household is a Fund shareholder of record, unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the Trust toll-free at (888) 228-0935 or write the Trust at 2000 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101-4930. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would prefer to receive just one copy for the household, contact the Trust toll-free at (888) 228-0935 or write the Trust at 2000 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101-4930.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Trust’s most recent semi-annual report dated June 30, 2017, and may be obtained by contacting the Trust toll-free at the phone number or address provided below. Shareholders may also obtain a copy of the Trust’s most recent annual report dated December 31, 2016 without charge, by contacting the Trust toll-free at (888) 228-0935 or writing the Trust at 2000 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101-4930.